Exhibit 99.1

Date: October 6, 2008
NEWS RELEASE		FOR IMMEDIATE RELEASE

Contact:	Steve Golden	Ann Nishida
	(808) 546-3877	(808) 546-1888
	Steven.golden@hawaiiantel.com	Ann.nishida@hawaiiantel.com

IBEW 1357 Membership Ratifies Contract with Hawaiian Telcom

HONOLULU – Hawaiian Telcom, the state’s leading communications provider, announced today that members of the International Brotherhood of Electrical Workers (IBEW) Local Union 1357, have ratified a new collective bargaining agreement with Hawaiian Telcom, Inc.  The contract was ratified on Saturday, October 4th, by an overwhelming 99% of “yes” votes.

“We are very pleased that the new contract, which offers an attractive overall package, was ratified by 99% of our unionized employees who voted,” said President & CEO Eric Yeaman. “With this agreement in place, we can focus our resources on meeting the ever-changing communications needs of our customers.”

The three-year contract, which expires on September 12, 2011, maintains the level of benefits for current employees and includes a 5% wage increase over three years.  Upon reaching a tentative agreement on September 13th , the IBEW 1357’s Negotiating Team recommended a vote in favor of ratification.

The new contract covers about 900 employees, principally technicians and service representatives at Hawaiian Telcom, Inc.

About Hawaiian Telcom

Hawaiian Telcom is the state’s leading communications provider, offering a wide spectrum of communications products and services, which include local and long distance service, high-speed Internet, managed services, and wireless services.

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